Exhibit 99.1

REMARKS DELIVERED BY PRESIDENT AND CHIEF EXECUTIVE OFFICER, LARRY W. MYERS, AT THE 2022 ANNUAL MEETING OF SHAREHOLDERS OF FIRST SAVINGS FINANCIAL GROUP, INC.

Jeffersonville, Indiana — February 8, 2022. Larry W. Myers, President and Chief Executive Officer of First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), and the Bank, delivered the following remarks at the Company’s 2022 Annual Meeting of Shareholders held on February 8, 2022.

Welcome once again to the annual meeting of shareholders of First Savings Financial Group, Inc. Before we close the books on 2021, it is worth taking a few minutes to reflect on our accomplishments. Starting off with the big picture, we had our second-best fiscal year of financial performance, with net income available to common shareholders of $29.6 million, return on average assets of 1.69% and return on average common stockholders’ equity of 17.37%. It’s challenging to compare to the record year of fiscal 2020 due to significant gains on sales of residential mortgage loans. So, in order to put fiscal 2021 in better perspective, let’s compare to fiscal 2019, for which we reported net income available to common shareholders of $16.2 million, return on average assets of 1.42% and return on average common stockholders’ equity of 15.00%. Additionally, earnings per share, diluted, was $4.16 for fiscal 2021 compared to $2.27 for fiscal 2019. Over the two-year period since the end of fiscal 2019, our organization became stronger, with shareholders’ equity increasing $59.3 million, from $121.1 million to over $180.4 million, and Tier 1 capital to risk weighted assets increasing from 10.70% to 11.76%. What makes our story more compelling is that the Company’s assets grew in excess of 40% and nearly $500 million over that two-year period. In short, outstanding earnings fueled phenomenal growth. With our performance, First Savings is one of the top performing banks in Indiana and within the top 10% nationally.

In recognition of this performance, the Company was able to reward our shareholders by doubling the amount of quarterly cash dividends paid beginning with the June quarter of 2021. The Company’s strong financial performance, coupled with the increased cash dividend and 3-for-1 share split in September 2021, helped to lift the Company’s stock price from $18.11 per share at September 30, 2020 to $27.96 at September 30, 2021. We believe that the planned repurchase of Company shares in 2022 will continue to improve the value of the Company’s stock.

When asked to describe 2021, I call it a rebuilding year. That is a bit humorous given our high level of performance. Nevertheless, the Bank spent significant dollars and personnel hours enhancing its risk and compliance infrastructure. We invested in and expanded our existing facilities, plus purchased new ground for future branch expansion. We also re-staffed four key positions, which included the Chief Risk Officer, Chief SBA Lending Officer, Mortgage Banking Director and Human Resources Director. For the most part, we put the COVID pandemic behind us and adjusted to the new normal. For this, I’m most proud of our outstanding staff.

In addition to our solid financial performance, we achieved other significant milestones in 2021. In the spring, we officially opened our new operations center, providing state of the art workspace for likely the hardest working teams in the Bank. Our operations teams are the best in the industry and are the backbone of this Bank. It was fitting that we consolidated all these operations teams in a single facility and provide them with a work environment and technology that enhances synergies and creates efficiencies. For the third consecutive year, the Bank was recognized by Louisville Business First as one of the best places to work in the greater Louisville area. For me, personally, this is one of the most coveted awards our Bank can receive. It affirmatively states that we have built a culture where our people come first and they recognize it. We were also recognized as the best bank, best mortgage company and best financial advisors in our local market during 2021. These awards demonstrate that we are also doing the right things in our communities as well.

Our associated charitable foundation donated nearly $200 million in 2021, with half of that awarded to support Junior Achievement. We are also the lead supporter of Leadership Southern Indiana’s NEXGEN program, which is an award-winning youth leadership program that teaches a select group of high schools students about engagement and servant leadership in southern Indiana. In past 5 years along, our foundation has awarded over $1.1 million to support financial literacy in our communities. Our Bank also continues to be a community leader, donating dollars, personnel and talents to make our communities better places to live and work. We have been a significant supporter of organizations, such as the Boy Scouts, American Heart Association and the Angel Tree Program, in addition to various other charities and non-profit organizations. We have also donated money and service hours to our school systems, parks, municipalities and first responders. Recently we stepped up to become a Champion Investor for One Southern Indiana, our local chamber of commerce, which is their highest-level investor. In summation, during 2021, we donated to over 200 charities in southern Indiana. I could not be more proud of our employees’ commitment to our customers and communities.

As we embrace 2022, we will have our challenges, as we always do. However, it’s much easier to face those challenges when the foundations of our people and our financials are strong. I look forward to another successful year. Bring it on!